Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE
May 5, 2008

CONTACT:	Blake Barnett (949) 759-5900
AMBASSADORS INTERNATIONAL, INC. REPORTS INCREASED REVENUE AND
IMPROVEMENT IN PRETAX RESULTS FOR THE FIRST QUARTER 2008
Newport Beach, California, May 5, 2008 — Ambassadors International, Inc. (NASDAQ:AMIE) reported revenue of $56.8 million for the three months ended March 31, 2008, compared to $32.9 million, for the three months ended March 31, 2007, an increase of $24.0 million. Loss before benefit for income taxes for the three months ended March 31, 2008 decreased to $12.1 million from $14.3 million for the three months ended March 31, 2007, an improvement of $2.2 million.
For the three months ended March 31, 2008, the Company only reported a tax benefit of $0.1 million due to its policy established in the fourth quarter of 2007 in which the Company records a valuation allowance equal to 100% of its domestic deferred tax assets. This is in contrast to the 39.9% effective tax rate used in the first quarter of 2007 which resulted in a tax benefit of $5.7 million. As a result, the Company reported a net loss of $12.0 million, or $1.10 per diluted share for the three months ended March 31, 2008, compared to a net loss of $8.6 million, or $0.77 per diluted share, for the three months ended March 31, 2007. Adjusting for the effects of the valuation allowance, the Company would have recorded a tax benefit of $0.2 million for the quarter ended March 31, 2007. On a comparable year-over-year basis, adjusting for the effects of the valuation allowance, net loss for the three months ended March 31, 2007 would have been $14.1 million or $1.27 per diluted share compared to net loss of $12.0 million or $1.10 per diluted share for the three months ended March 31, 2008, an improvement by $2.1 million or $0.17 per diluted share.
Comparison of First Quarter Results
Revenues in the first quarter of 2008 were $56.8 million compared to $32.9 million in the first quarter of 2007, an increase of $24.0 million. Cruise revenues increased $18.6 million primarily due to $19.4 million of additional revenue generated from Windstar Cruises which was acquired in April 2007. Marine revenues increased $5.9 million over the first quarter of 2007 as a result of an increase in sales in Bellingham Marine, the Company’s marina construction business. Our travel, incentive and event related revenue increased $0.2 million primarily due to an increase in program volume. These increases in revenue were slightly offset by a decrease in insurance premiums earned of $0.6 million due to a decrease in premiums earned on existing insurance programs as a result of not entering into any new programs in 2008.
Costs and operating expenses were $68.1 million in the first quarter of 2008, an increase of $21.6 million from the first quarter of 2007. This increase was primarily due to cruise operating expenses and other selling, general and administrative and depreciation expenses associated with our cruise segment. Approximately $19.1 million of this increase was due to the addition of expenses associated with Windstar Cruises which was acquired in April 2007. In addition, cost and expenses in our marine division increased $5.1 million in the first quarter of 2008 compared to the same period in the prior year primarily due to the increase in cost of marine revenue resulting from increased revenues generated during the period.
We reported other expense for the quarter ended March 31, 2008 of $0.8 million compared to $0.6 million for the three months ended March 31, 2007. Other income (expense) for the quarter ended March 31, 2008 included $1.1 million in interest expense related to our convertible debt and $1.0 million in interest expense related to our ship financing, partially offset by insurance recoveries of $0.6 million for the Queen of the West and the Empress of the North related to incidents in 2006 and 2007, respectively, and $0.2 million in recovery from a marine group contract that was written off in 2007.

First Quarter Results and Statistics by Segment
Cruise

	Three Months		Three Months
	Ended March 31, 2008		Ended March 31, 2007
	Majestic	Windstar	Majestic	Windstar *
	(unaudited)		(unaudited)
Statistical Information:
Sailing days	47	259	79	N/A
Passengers Carried	1,934	7,221	3,055	N/A
Occupancy Percentage	74.9%	94.9%	82.2%	N/A
Passenger Cruise Days	12,696	50,547	17,964	N/A
APCD	16,943	53,256	21,858	N/A
APD	$295	$257	$251	N/A

	Three Months		Three Months
	Ended March 31, 2008		Ended March 31, 2007
	Majestic	Windstar	Majestic	Windstar*
	(unaudited)		(unaudited)
Revenue	$4,371	$19,386	$5,202	N/A
Operating Income (Loss)	(11,674)	281	(12,542)	N/A
* Windstar was acquired in April 2007.
The following is additional summary of the Majestic America Line results by vessel for the quarter ended March 31, 2008 (in thousands, except passengers carried and APD):

	Passengers		Net Ticket
	Carried	APD	Revenue
	(unaudited)
Delta Queen	—	$—	$—
American Queen	1,638	306	3,249

Total Mississippi River	1,638	$306	$3,249

Columbia Queen	—	$—	$—
Queen of the West	131	163	150

Total Columbia River	131	$163	$150

Empress of the North	165	$300	$347

Notes:
In April 2008, a small fire occurred in the engine room of the Queen of the West while the vessel was cruising between The Dalles and John Day Locks in Oregon. The fire was quickly extinguished with no injuries to guests. The Columbia Queen was brought into service in April which was earlier than originally scheduled in order to accommodate guests while the Queen of the West is undergoing repairs. The initial incident sailing and one additional sailing were cancelled.
On April 29, 2008, the Company announced its plans to sell Majestic America Line. The Company is committed to operating the 2008 season of Majestic America Line while conducting the exit of the business in an orderly and effective manner.
The following is summary of the cruise booking trends for each of our brands as of April 19, 2008:

	As of April 19, 2008
	Majestic	Windstar
	(unaudited)
Cruise Booking Trend:
Passengers Booked	21,703	21,199
APD	$378	$319

The following is additional summary of the Majestic America Line booking trends by vessel as of April 19, 2008 compared to the same week in 2007 (in thousands, except passengers carried and APD) (unaudited):

	Passengers		Net Ticket
	Booked	APD	Revenue
Delta Queen:
2008	4,146	$365	$11,708
2007	3,685	298	$7,386

Increase (decrease)	461	$67	4,322

Percentage change	12.5%	22.5%	58.5%

American Queen:
2008	9,715	$379	$25,354
2007	9,901	314	19,398

Increase (decrease)	(186)	$65	5,956

Percentage change	(1.9%)	20.7%	30.7%

Total Mississippi River:
2008	13,861	$374	$37,062
2007	13,586	309	26,785

Increase (decrease)	275	$65	10,277

Percentage change	2.0%	21.0%	38.4%

Columbia Queen:
2008	2,262	$396	$6,266
2007	2,567	346	6,215

Increase (decrease)	(305)	$50	51

Percentage change	(11.9%)	14.5%	0.8%

Queen of the West:
2008	2,708	$405	$7,682
2007	3,732	412	10,757

Increase (decrease)	(1,024)	$(7)	(3,075)

Percentage change	(27.4%)	(1.7%)	(28.6%)

Total Columbia River:
2008	4,970	$401	$13,948
2007	6,299	385	16,972

Increase (decrease)	(1,329)	$16	(3,024)

Percentage change	(21.1%)	4.1%	(17.8%)

Empress of the North:
2008	2,872	$357	$7,442
2007	5,355	415	15,753

Increase (decrease)	(2,483)	$(58)	(8,311)

Percentage change	(46.4%)	(14.0%)	(52.8%)
Marine

	Three Months
	Ended March 31,
	2008	2007
	(unaudited)

Revenue	$29,352	$23,484
Operating Income	968	226

	As of	As of
	March 31,	December 31,
	2008	2007
	(unaudited)

Marine Backlog	$47,820	$66,704
Travel and Events

	Three Months
	Ended March 31,
	2008	2007
	(unaudited)

Revenue	$3,726	$3,524
Operating Income	375	361
Cruise Related Terminology
Available Passenger Cruise Days (“APCD”)
APCD’s are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.
Occupancy Percentage
Occupancy percentage, in accordance with the cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.
Passenger Cruise Days
Passenger cruise days represent the number of passengers carried for the period multiplied by the number of days in their respective cruises.
Average Per Diem (“APD”)
Average Per Diem represents average daily net ticket revenue our passengers pay for their respective cruises.
Net Ticket Revenue
Net ticket revenue represents total cruise ticket revenues plus non-discountable amounts, less discounts and commissions.
Conference Call
Ambassadors International, Inc. will host a conference call to discuss the results of operations on Tuesday, May 6, 2008 at 8:30 a.m. Pacific Daylight Time. Interested parties may join the call by dialing (866) 632-2359, conference ID #: ANALYST. The conference call may also be joined via the Internet at www.ambassadors.com. For conference replay access, parties may dial (800) 642-1687, conference ID #: 44840078 and follow the prompts or visit www.ambassadors.com. Post-call replay will be available two hours following the completion of our call.
About Ambassadors International, Inc.
Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Windstar Cruises, an international, luxury cruise line and Majestic America Line, a North American river and coastal cruising company. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Forward-Looking Statements
This press release contains forward-looking statements, including without limitation, statements regarding anticipated future financial performance and potential utilization of established tax benefits that involve various risks and uncertainties. The forward-looking statements contained in this release are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, general economic and business conditions; overall conditions in the cruise, marine, travel and insurance industries; potential claims related to our reinsurance business; further declines in the fair market value of our investments; lower investment yields; unexpected events that disrupt the operations of our cruise operations; environmental related factors; our ability to successfully integrate the operations of companies or businesses we acquire and realize the expected benefits of our acquisitions; our ability to successfully and efficiently operate the businesses that we acquire; our ability to compete effectively in the U.S. and international cruise markets; our ability to compete effectively in the U.S. and international marina construction markets, including our ability to obtain construction contracts; our ability to effectively and efficiently manage our rapid growth; our ability to continue to identify attractive acquisition targets and consummate future acquisitions on favorable terms; our ability to accurately estimate contract risks; our ability to service our debt and other factors discussed more specifically in our annual, quarterly and periodic filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Any projections provided in this release are based on limited information currently available to management and are subject to change. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
Additional Information
For further information please contact: Blake Barnett of Ambassadors International, Inc. at (949) 759-5900.

Summary financial information is as follows (in thousands, except per share amounts):

	Three Months
	Ended March 31
	2008	2007
	(unaudited)
Revenues:
Passenger ticket revenue	$18,783	$4,843
Onboard and other cruise revenue	4,974	359
Marine revenue	29,352	23,484
Travel, incentive and event related	3,726	3,524
Net insurance premiums earned	5	654

	56,840	32,864

Costs and operating expenses:
Cruise operating expenses	20,601	7,001
Cost of marine revenue	22,545	19,444
Selling and tour promotion	6,416	6,524
General and administrative	14,999	11,320
Depreciation and amortization	3,476	1,560
Loss and loss adjustment expenses, insurance acquisition costs and other operating expenses	97	715

	68,134	46,564

Operating loss	(11,294)	(13,700)

Other income (expense):
Interest and dividend income	467	692
Interest expense	(2,073)	(1,005)
Realized losses on sale of available-for-sale securities	—	(48)
Other, net	817	(190)

	(789)	(551)

Loss before benefit for income taxes	(12,083)	(14,251)
Income tax benefit	(106)	(5,689)

Net loss	$(11,977)	$(8,562)

Earnings (loss) per share:
Basic	$(1.10)	$(0.77)
Diluted	$(1.10)	$(0.77)

Weighted-average common shares outstanding:
Basic	10,890	11,089
Diluted	10,890	11,089

The Company operates in the following business segments: (i) Cruise, which includes the operations of Ambassadors Cruise Group, LLC (ii) Marine, which includes the operations of Ambassadors Marine Group, LLC, (iii) Travel and Events, which includes the operations of Ambassadors, LLC, and (iv) Corporate and Other, which consists of general corporate assets (primarily cash and cash equivalents and investments), the operations of Cypress Reinsurance, Ltd and other activities which are not directly related to our operating segments.
Summary of selected financial information is as follows:

	Three Months
	Ended March 31,
	2008	2007
	(unaudited)
Segment Information (in thousands):
Revenue:
Cruise	$23,757	$5,202
Marine	29,352	23,484
Travel and Events	3,726	3,524
Corporate and Other	5	654

	$56,840	$32,864

Operating Income (Loss)
Cruise	$(11,393)	$(12,542)
Marine	968	226
Travel and Events	375	361
Corporate and Other	(1,244)	(1,745)

	$(11,294)	$(13,700)

Summary balance sheet information is as follows (in thousands):

	March 31,	December 31,
	2008	2007
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$17,292	$21,998
Restricted cash	32,528	31,084
Available-for-sale securities	2,396	2,514
Accounts receivables and other receivables, net	34,585	40,798
Costs in excess of billings on construction contracts	9,236	8,410
Premiums receivable	8,493	10,188
Reinsurance recoverable	660	1,148
Inventory	6,592	5,751
Deferred income taxes	1,244	1,262
Prepaid costs and other current assets	12,009	8,530

Total current assets	125,035	131,683
Property, vessels and equipment, net	220,804	219,793
Goodwill	9,181	9,181
Other intangibles, net	10,008	11,152
Other assets	4,474	4,680

Total assets	$369,502	$376,489

Liabilities:
Current liabilities:
Accounts payable	$31,298	$36,564
Passenger and participant deposits	61,002	47,067
Accrued expenses	14,663	16,175
Billings in excess of costs on construction contracts	14,418	13,108
Loss and loss adjustment expense reserves	5,089	6,674
Current portion of long term debt	4,587	5,479

Total current liabilities	131,057	125,067
Long term debt, net of current portion and net of discount	159,604	161,584
Long term deferred tax liabilities	1,635	1,676
Long term passenger and participant deposits	305	35

Total liabilities	292,601	288,362

Stockholders’ equity	76,901	88,127

Total liabilities and stockholders’ equity	$369,502	$376,489